Exhibit 2.1
CONTRIBUTION AND EXCHANGE AGREEMENT
     THIS CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is entered into as of August 30, 2010 by and among VOC Brazos Energy Partners, L.P., a Texas limited partnership (the “Company”), VOC Kansas Energy Partners, LLC, a Kansas limited liability company (“KEP”), VAP-III, LLC, a Kansas limited liability company (“VAP-III), Vess Texas Acquisition Group, LLC, a Texas limited liability company (“VTAG”), Vess Texas Partners, LLC, a Texas limited liability company (“VTP”) and those Persons identified as New Partners on Exhibit A hereto (individually, each a “New Partner” and collectively, the “New Partners”).
RECITALS
     A. The Company was formed on May 21, 2003 as a Texas limited partnership.
     B. KEP was formed on November 13, 2009 as a Kansas limited liability company.
     C. VTP is the general partner of the Company; VAP-III and VTAG are currently the sole limited partners of the Company (together, VTP, VAP-III and VTAG are hereafter referred to as the “Existing Partners”).
     D. The New Partners are the holders of, or have subscribed to hold, all of the issued and outstanding New Partnership interests of KEP, pursuant to and subject to the terms of that certain Agreement dated as of November 17, 2009 (“KEP Subscription Agreement”)
     E. Each New Partner has agreed to contribute all of such New Partner’s membership interest in KEP, whether now owned or hereafter acquired pursuant to the KEP Subscription Agreement (collectively, the “Transferred Interests”), to the Company in exchange for Limited Partner Units of the Company (the “Limited Partner Units”) (such contribution and exchange is referred to herein as the “Exchange”).
     F. Upon the consummation of the Exchange (i) KEP shall become a wholly owned subsidiary of the Company and (ii) the New Partners and Existing Partners shall own, beneficially and of record, all of the partnership interests in the Company.
     G. The Company’s Agreement of Limited Partnership was amended and restated, in its entirety, as of September 21, 2009 (as so restated, the “VOC Brazos LP Agreement”).
     H. To facilitate the Exchange, the New Partners intend to amend, in part, the KEP Subscription Agreement.
AGREEMENT
     In consideration of the mutual promises and agreements contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Contribution and Exchange; Closing. At Closing, but effective as of the Effective Date:
     (a) Each New Partner will contribute all of such New Partner’s right, title and interest in and to the Transferred Interests to the Company, free and clear of all liens, pledges, encumbrances, security interests and claims of every kind, by delivering to the Company an assignment and bill of sale of the Transferred Interests, with requisite Unit transfer tax stamps, if any.
     (b) In exchange for such Transferred Interests, the Company will issue and deliver Limited Partner Units to each New Partner, in accordance with the procedures set forth in Section 2 below, free and clear of all liens, pledges, encumbrances, security interests, and claims of every kind. Each New Partner hereby agrees to execute and deliver the VOC Brazos LP Agreement, as an Additional Partner (as defined in said Agreement) and to be bound by the terms thereof.
     (c) The Company will cancel all outstanding General Partner Units and Limited Partner Units held by the Existing Partners immediately prior to the Effective Date, and will issue and deliver new General Partner Unit(s) to VTP, and new Limited Partner Unit(s) to VAP-III and VTAG pursuant to the procedures set forth in Section 2 below.
     (d) The Company will deliver to each such New Partner and each Existing Partner certificates representing Limited Partner and General Partner Units, as the case may be, reflecting their Partnership Interest as of the Effective Date, in genuine and unaltered form.
2.	Determination of Unit Issuance; Procedure.
     (a) The Company will issue to each New Partner that number of Limited Partner Units equal to (i) 1,000,000 times (ii) the percentage obtained by dividing said New Partner’s outstanding KEP units by the number of outstanding KEP units as of December 31, 2010, times (iii) a fraction, the numerator of which is the Rollup Valuation of KEP, and the denominator of which is the sum of the Rollup Valuation of the Company and KEP.
     (b) The Company will issue to each Existing Partner that number of General Partner Units (in the case of VTP) or Limited Partner Units (in the case of VAP-III and VTAG) equal to (i) 1,000,000 times (ii) the percentage obtained by dividing said Existing Partner’s outstanding Company Units by the number of Outstanding Company Units as of December 31, 2010, times (iii) a fraction, the numerator of which is the Rollup Valuation of the Company, and the denominator of which is the sum of the Rollup Valuation of the Company and KEP.
     (c) Each Partner’s capital account in the Company shall be adjusted to reflect the value given to such Partner’s Partnership Interest as valued herein.
3.	New Partner Representations, Warranties and Agreements. Each New Partner

hereby represents and warrants to the Company that, as of the date of execution hereof, the Effective Date and as of the Closing:
     (a) Authorization.
          (i) Each New Partner has full right, power, capacity and authority to execute and deliver this Agreement and the VOC Brazos LP Agreement, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.
          (ii) The execution, delivery and performance by each New Partner that is an entity of this Agreement and the VOC Brazos LP Agreement has been duly and properly authorized by all requisite action in accordance with applicable Law and with the organizational documents of such New Partner.
          (iii) This Agreement, the KEP Operating Agreement, the KEP Subscription Agreement and the VOC Brazos LP Agreement has been duly executed and delivered by each New Partner and constitute the legal, valid and binding obligations of each New Partner, enforceable against each New Partner in accordance with their respective terms, subject to (A) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (B) the effect of general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (b) No Conflicts. The execution and delivery of this Agreement and the VOC Brazos LP Agreement and the performance by each New Partner of the transactions contemplated hereby and thereby will not: (i) violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of each New Partner, the Company, KEP or any of their respective Subsidiaries; (ii) violate or conflict with any Law, including, but not limited to, any applicable federal or state securities Law; or (iii) constitute (with or without notice or lapse of time or both) a default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under any contract, agreement, note, bond, mortgage or other instrument to which any New Partner is a party.
     (c) Title to Transferred Interests. The Transferred Interests to be transferred by such New Partner represents all of the equity securities of KEP owned by such New Partner immediately prior to the consummation of the Exchange and, in the aggregate, represent all of the issued and outstanding equity of KEP. Each of the Transferred Interests was validly issued and is a fully paid membership interest in KEP, each owned beneficially and of record by the New Partner, free and clear of all liens, pledges, encumbrances, security interests, and claims of every kind. Upon delivery to the Company of the certificates representing the Transferred Interests, duly endorsed in blank or accompanied by a duly executed unit power, good and marketable title to each of the

Transferred Interests will be sold, assigned, conveyed, transferred and delivered to the Company, free and clear of all liens, pledges, encumbrances, security interests, and claims of every kind. There are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the sale, purchase, redemption or other transfer of the Transferred Interests to be sold, assigned, conveyed, transferred and delivered by each New Partner to the Company hereunder. Each New Partner has sole voting power and sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Transferred Interests, with no limitations, qualifications or restrictions on such rights and powers, and such New Partner has not granted and will not grant such rights and powers to any other Person.
     (d) Investment Representations.
          (i) Each New Partner is acquiring the New Units for investment and not with a view to distributing all or any part thereof in any transaction which would constitute a “distribution” in violation of the Securities Act of 1933, as amended (the “Securities Act”). Each New Partner acknowledges that the Limited Partner Units have not been registered under the Securities Act and the Company is under no obligation to file a registration statement with respect to the New Units.
          (ii) Each New Partner (A) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the securities it will receive in the Exchange; (B) is able to bear the complete loss of its investment in the securities it will receive in the Exchange; and (C) is an accredited investor within the meaning of Rule 501 of the regulations promulgated under the Securities Act.
     (e) IPO. The Existing Partners and the New Partners each agree to take such steps to effect such transfer, merger, consolidation, distribution or other restructuring as may be reasonably requested by the Company to effectuate an IPO, including, without limitation, transferring or tendering such Partner’s Units to a Newco (as defined in the definition of IPO) in exchange or consideration for shares of capital stock, partnership interests, certificates of trust ownership or other equity interests of Newco, and further agree that any preemptive rights, right of first refusal or similar rights set forth in the VOC Brazos LP Agreement or to which they are entitled at Law will expire immediately prior to the closing of any IPO and the shares of Newco stock or other equity interests issued to the Members in connection with any such IPO shall be subject to (i) applicable restrictions under federal and state securities laws and (ii) any restrictions set forth in the agreements or other instruments relating to the IPO and/or any transfer, merger, consolidation, distribution or other restructuring transaction entered into in anticipation or contemplation of such IPO.
4.	Representations, Warranties and Agreements of the Company. The Company hereby represents and warrants to the New Partners as follows:
     (a) Authorization.

          (i) The Company has the power to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors, and subject to general principles of equity.
          (ii) The Company is duly organized, validly existing, and in good standing under the laws of the state of Texas; has duly authorized and approved this Agreement, the transactions contemplated herein, and all actions required to be taken by it hereunder; has the power and authority to carry on its businesses as now conducted; and the execution and delivery of this Agreement and the transactions contemplated herein will not constitute a violation of the Company’s governing agreements.
     (b) No Conflicts. The execution and delivery of this Agreement and the performance by the Company of the transactions contemplated hereby and thereby will not: (i) violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of the Company; (ii) violate or conflict with any Law, including, but not limited to, any applicable federal or state securities Law; or (iii) constitute (with or without notice or lapse of time or both) a default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under any contract, agreement, note, bond, mortgage or other instrument to which the Company is a party.
     (c) Certain Agreements. Between the date hereof and the Effective Date the Company will not:
          (i) merge or consolidate, or agree to merge or consolidate, with or into any other entity (other than to effectuate a direct or indirect acquisition of the net assets currently owned or leased by Clipper Energy, LLC. a Delaware limited liability company);
          (ii) take, or agree (in writing or otherwise) to take, any action which would make any of the Company’s representations and warranties untrue; or
          (iii) take, or agree (in writing or otherwise) to take, any action which would frustrate the purposes of this Agreement, or materially adversely affect the Exchange.
5.	Consent. At the Closing, effective as of the Effective Date:
     (a) The New Partners waive, on behalf of themselves and KEP, their transfer and preemptive rights under Section 10.01 and 11.02 of the KEP Operating Agreement and hereby express their intentions that the Company succeed to their KEP membership interests as Additional Partners (as defined in the VOC Brazos LP Agreement).
     (b) The Existing Partners shall cause VTP, as General Partner of the Company, to consent promptly to the admission of the New Partners as Additional Partners of the Company.
     (c) The Existing Partners consent to the Exchange and waive, on behalf of themselves and the Company, their rights under Article X (transfer rights) and Section 11.02 (preemptive rights) of the VOC Brazos LP Agreement with respect to the admission of the New Partners as Additional Partners, and J. Michael Vess, in his capacity as representative of the Manager of VTP, the General Partner of the Company, consents to the admission of the New Partners as Additional Partners of the Company as of the Effective Date.
6.	Conditions to Closing. The obligations of the parties set forth in Section 1 and Section 5 of this Agreement are subject to the following conditions to Closing:
     (a) The representations and warranties of each other party shall be true and correct in all material respects; and
     (b) Each party to this Agreement shall have timely performed in all material respects the covenants, agreements, and obligations required of him/her/it hereunder.
Any failure of the foregoing conditions to closing may be waived by the written agreement of a Majority of the Parties exclusive of the party whose acts or omissions caused such failure; provided, however, that (x) such waiver shall not extinguish or affect the liability of any party for the breach of the same, it being the understanding that any such waiver shall be merely a waiver of the condition to close and not of the underlying breach or liability for the same, and (y) if the breach or failure is the result of the act or omission of the Company, the term “Majority of the Parties” for purposes of this Section 6 shall have the meaning ascribed under subsection (a) of such definition.
7.	KEP Subscription Agreement Amendments.
     (a) The New Partners hereby express their intention and binding agreement to close upon the rollup transaction described in Article III of the KEP Subscription Agreement effective December 1, 2010, and each New Partner agrees that the Transferred Interests are inclusive of any and all KEP units to be issued by KEP to the New Partner in said rollup, pursuant to Section 3.02 of said KEP Subscription Agreement.
     (b) Effective as of the date of this Agreement, the New Partners waive their Nullification rights under the KEP Subscription Agreement (as such term is defined therein). The KEP Subscription Agreement is accordingly hereby amended to remove the right of the New Partners to issue a Nullification Notice and terminate the KEP Subscription Agreement.

     (c) Except as provided in subsection (b) above, each New Partner does ratify, confirm and adopt the terms of the KEP Subscription Agreement including, but not limited to, the representations, warranties and covenants set forth in Section 4.02, Section 4.03 and Section 4.04, as well as the Founder Guarantees (as defined therein) set forth in Section 6.03 of said KEP Subscription Agreement.
8.	Authorization of General Partner. Notwithstanding anything to the contrary in the VOC Brazos LP Agreement, the KEP Operating Agreement or the KEP Subscription Agreement, the Existing Partners and each New Partner hereby authorize, empower and direct VTP, as General Partner of the Company, in the name and on behalf of the Company, to (a) execute, deliver and perform the Company’s obligations under this Agreement, and any other agreements, instruments, certificates, unit powers or other documents (including unit certificates representing Limited Partner Units to be issued in the Exchange or in exchange or replacement of such unit certificates), all as in the judgment of VTP may be deemed necessary, advisable or appropriate in order to consummate the transactions contemplated by this Agreement and perform the Company’s obligations hereunder and thereunder, the execution and delivery of which shall be conclusive evidence that the same were in all respects hereby fully authorized and approved, (b) upon Closing, notify Bank of America, N.A. of the Exchange, update the Disclosure Schedule required by Section 5.13 of the Credit Agreement, cause KEP to guarantee the Company’s timely repayment of the Company’s obligations under the Credit Agreement as required by Section 6.16 therein, and (c) take all other steps and do all other acts and things (including the adoption and approval of the forms of unit certificates to represent the Limited Partner Units), as are or may become necessary or appropriate in order to (i) consummate the transactions contemplated by this Agreement, (ii) investigate, initiate, promote and close an IPO, and (iii) comply with the Credit Agreement terms and perform the Company’s obligations thereunder. The foregoing authorization is coupled with an interest and may not be revoked or cancelled prior to the Closing, and shall survive death, bankruptcy or incompetence of any party hereto.
9.	Taxation. The parties hereto intend that the Exchange constitute a tax-free “partnership merger” within the meaning of Section 708 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
10.	Further Assurances. If at any time after Closing of the Exchange, the Company determines or is advised that any instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in the Company, of its right, title or interest in, to or under any or all of the Transferred Interests or otherwise to carry out this Agreement, each New Partner shall execute and deliver, or cause to be executed and delivered, all instruments of conveyance, assignments and assurances, and take and do all such other actions and things, as may be requested by the Company in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Company as of the Effective Date or otherwise to carry out this Agreement
11.	Limited Conflict Waiver. Subject to the obligation of good faith and fair dealing, so long as J. Michael Vess or an affiliate of J. Michael Vess is acting in the capacity as designated representative of the Manager of the Company, or as a Member of the Company, and J. Michael Vess or an affiliate of J. Michael Vess is also a manager, officer, executive committee member, director, controlling shareholder, controlling member, or controlling partner of any other company, including KEP (a “Related Party”) in which (A) one or more of the parties to this Agreement own an equity interest, (B) the Company and the Related Party each own a direct or indirect interest in the same wells, structures, buildings, machinery, material, equipment, lease, royalties, overriding royalties, production payments, net profits obligations, carried working or other payments out of or with respect to production, joint operating agreements, unitization or similar agreements, or (C) the Company or the Related Party serve as operator of any common oil or gas interest, the parties to this Agreement do hereby waive, to the fullest extent permitted by law, any conflict of interest or fiduciary duty J. Michael Vess may have with respect to the undertaking of any action or vote (or the failure to act or vote) required or requested of the him in his capacity acting as designated representative of the Manager, as a Member, acting in his capacity as designated representative of the manager of KEP, or in its or his capacity as manager, officer, executive committee member, director, shareholder, member, or partner of the Related Party.

12.	Definitions. Unless defined elsewhere in this Agreement, capitalized terms shall have the meaning set forth in the VOC Brazos LP Agreement or shall have the meanings specified below:

“Closing” means the occurrence of an IPO; provided, however, that if an IPO has not occurred prior to July 1, 2011, this Agreement shall terminate at 12:01 a.m. on July 1, 2011, as provided in Section 14, unless extended by written agreement of a Majority of the Parties. The Closing shall take place at the offices of the Company upon reasonable advance notice given by the Company to the parties.

“Credit Agreement” means that certain Credit Agreement dated June 27, 2008, as amended, among the Company, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, and others.

“Effective Date” means 11:59 p.m., December 31, 2010.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city or other political subdivision.

“IPO” means the effective approval by VTP, as General Partner of the Company of (a) a transfer of all or a substantial portion of (i) the assets of the Company or any of its Subsidiaries (including a transfer of an interest in all or a substantial portion of the mineral assets of the Company or any of its Subsidiaries, whether as an undivided interest, working interest, royalty interest, net profits interest, or otherwise), or (ii) the Units of the Company, to a newly organized corporation, limited partnership, limited liability company, trust (whether or not considered a ‘grantor’ trust under the Internal Revenue Code of 1986, as amended), or other business entity (“Newco”), (b) a merger or consolidation of the Company or any of its Subsidiaries into or with a Newco or

(c) another restructuring of all or substantially all of the assets, an interest in the assets, or the Units of the Company into a Newco, including by way of the conversion of the Company into a corporation or other entity (any such corporation or entity, also Newco), in any case in anticipation of or otherwise in connection with a firm commitment underwritten public offering of the assets or securities of a Newco, or any of a Newco’s affiliates, to be closed after December 31, 2010.

“KEP Operating Agreement” means the Operating Agreement of KEP dated as of November 14, 2009.

“Law” means the common law of any state, or any provision of any foreign, federal, state or local law, statute, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or Governmental Authority legally binding on the relevant party or its properties.

“Lease” means an oil, gas, mineral or other leases owned by the Company or KEP, as the case may be (including, for this purpose, oil, gas, mineral and other leases which the New Partners have agreed to contribute to KEP pursuant to the KEP Subscription Agreement).

“Majority of the Parties” means (a) prior to December 1, 2010, the parties to this Agreement who own, directly or indirectly (through the Company, KEP or otherwise), Working Interests constituting 75% or more of the value of all Working Interests of the Company and KEP (including, for this purpose, Working Interests which the New Partners have agreed to contribute to KEP pursuant to the KEP Subscription Agreement), as determined by the most recent Valuation, (b) from December 1, 2010 and through the Effective Date, the unanimous good faith agreement of KEP and the Company (it being agreed by the parties hereto that, notwithstanding anything to the contrary in the KEP Operating Agreement or VOC Brazos LP Agreement, the Manager of KEP and General Partner of the Company shall have authority to make all decisions requiring approval of a Majority of the Partners under this Agreement during this timeframe), and (c) from and after January 1, 2011, the good faith decision of the Company (it being agreed by the parties hereto that, notwithstanding anything to the contrary in the KEP Operating Agreement or VOC Brazos LP Agreement, the General Partner of the Company shall have authority to make all decisions requiring approval of a Majority of the Partners under this Agreement after December 31, 2010).

“Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

“Petroleum Engineers” means Cawley, Gillespie & Associates, or such other similar petroleum engineers as may be selected from time to time by a Majority of the Parties.

“Rollup Valuation” means (a) a Valuation of the Working Interests prepared by the

Petroleum Engineers as of December 31, 2010; provided, however, that such Valuation shall include the Net Value of hedging commitments (as of December 31, 2010) undertaken with respect to said Working Interests if not otherwise specifically included in the Valuation prepared by the Petroleum Engineers, plus (b) the book value of cash, accounts receivable and all other assets exclusive of Working Interests, net of trade payables, long term debt, accumulated depreciation, accumulated amortization and other liabilities (exclusive of any accumulated depletion and depreciation attributable to Working Interests), all as shown on the books and records as of December 31, 2010. For purpose of the preceding definition, “Net Value” of hedging commitments means the aggregate amount of gain or loss derived by marking each hedge commitment to market utilizing the commodity values reflected in the Valuation Report for the corresponding year of the hedge commitment.

“Schedules” means the schedules attached hereto or as may be agreed-upon by a Majority of the Parties, showing any adjustments to be made to the Valuations prepared by the Petroleum Engineer.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Valuation” means a valuation prepared by the Petroleum Engineers as of December 31 of each year (and as of such other times as a Majority may determine) of the Working Interests, subject to any adjustments as are set forth or agreed-to in the Schedules.

“Working Interest” means all Leases and all oil, gas, mineral, and other interests, plus (to the extent owned by the parties to this Agreement) all rights incident thereto and personal property and fixtures thereon, appurtenant thereto, or used and obtained in connection therewith, including (but not limited to) the following:
     (a) all rights and powers under the Leases (whether developed or not, and whether producing or not), together with all licenses, permits, and orders which authorize or relate to the exploration for and production of oil, gas, and other minerals;
     (b) all wells (both surface and down-hole), personal property, fixtures, gathering systems, inventory, equipment, and improvements located on the Leases, or used in connection with the ownership, exploration, development, or operation of the Leases, or the production, sale, processing, treating, storing, gathering, transportation or disposal of hydrocarbons, water, or any other substances produced therefrom or attributable thereto;
     (c) all contracts, agreements, leases, licenses, easements, rights under orders of regulatory authorities, and other properties and rights of every nature whatsoever in or incident to the ownership, exploration, development, use or occupancy of the Leases or any interest therein, or the production, sale, processing, treating, storing, gathering, transportation, or disposal of hydrocarbons, water or any other substance produced therefrom or attributable thereto, including, without limitation, (A) all mineral, royalty, overriding royalty, production payment, and net profit interests, (B) operating agreements, unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, gas, oil and liquids purchase, sale and exchange agreements, and other similar agreements, and (C) contract rights involving access roads, disposal wells and any other property rights or incidents of ownership; and
     (d) other rights and interests in or to share in the proceeds from the sale of production from the Leases, and all rights relating to gas imbalances (including the right to balance in kind or by cash payment).
13.	Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.
14.	Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
15.	Amendment; Termination. Neither this Agreement nor any provisions hereof shall be amended or modified except by an instrument in writing signed by a Majority of the Parties; provided, however, that no amendment or modification shall materially increase the out-of-pocket financial obligation of a party without the consent of that specific party. This Agreement shall terminate (a) at 12:01 a.m. on July 1, 2011, if an IPO has not occurred prior to such time, unless such date is extended as provided in accordance with this Agreement, or (b) upon the written consent of a Majority of the Parties, whichever first occurs.
16.	Effect of Termination. If a Majority of the Parties terminate this Agreement pursuant to Section 14, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach), except that the agreements of the parties set forth in Section 7, and the actions of the General Partner authorized in Section 8, shall survive the termination of this Agreement (without regard to whether such termination is by reason of Section 14(a) or Section 1(b)).
17.	Notice. Any notice provided for in this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one (1) business day after being deposited with a reputable overnight courier for next day delivery (charges prepaid), when telecopied or electronically transmitted (with hard copy to follow) or three (3) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notice will be sent to the parties at the address set forth in the books and records of the Company.

18.	Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns; provided that no New Partner may assign either this Agreement or any of its rights, interest or obligations hereunder without the prior written approval of the Company.
19.	Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes in its entirety all prior agreements and understandings among the parties with respect thereto. The parties acknowledge and agree that they will make no claims at any time or place that this Agreement has been orally altered or modified in any respect whatsoever.
20.	Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws.
21.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, including counterparts bearing a facsimile or PDF signature copy, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other. The parties hereto intend that a facsimile or PDF signature copy on this Agreement shall have the same force and effect as an original signature.
22.	Construction. The language used herein shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.
[Signature Pages Follow]

COUNTERPART SIGNATURE PAGE
CONTRIBUTION AND EXCHANGE AGREEMENT

/s/ J. Michael Vess
By J. Michael Vess

VOC Kansas Energy Partners, LLC
/s/ J. Michael Vess
By J. Michael Vess, as Designated Representative
of Vess Holding Corporation, the Manager of VOC Kansas Energy Partners, LLC

VOC Brazos Energy Partners, L.P.

/s/ J. Michael Vess
By J. Michael Vess, the Designated Representative of Vess Holding Corporation, Manager of Vess Texas Partners, L.L.C., the General Partner of VOC Brazos Energy Partners, L.P.

VAP-II, LLC
/s/ J. Michael Vess
By J. Michael Vess, as Manager

VAP-III, LLC
/s/ J. Michael Vess
By J. Michael Vess, as Designated Representative
of Vess Holding Corporation, Manager of VAP-III, LLC

VAP-IV, LLC
/s/ J. Michael Vess
By J. Michael Vess, as Designated Representative
of Vess Holding Corporation, Manager of VAP-IV, LLC

COUNTERPART SIGNATURE PAGE
CONTRIBUTION AND EXCHANGE AGREEMENT

Vess Texas Partners, L.L.C.	Vess Texas Acquisition Group, LLC

/s/ J. Michael Vess	/s/ J. Michael Vess

By J. Michael Vess, as Designated Representative of Vess Holding Corporation, the Manager of Vess Texas Partners, L.L.C.	By J. Michael Vess, as Manager

Vess Exploration Company LLC	Vess Energy Corporation

/s/ J. M. Vess	/s/ J. M. Vess

By J. M. Vess, as Manager	By J. M. Vess, as President

Vess Energy Group, LLC	Vess Resources, LLC

/s/ J. M. Vess	/s/ J. M. Vess

By J. M. Vess, as Managing Member	By J. M. Vess, as Managing Member

Vesoco LLC	Vesoco Latex, LLC

/s/ J. M. Vess	/s/ J. M. Vess

By J. M. Vess, as Manager	By J. M. Vess, as Managing Member

Rhonda R. Vess Inc.	Vess Oil Company LLC

/s/ Rhonda R. Vess	/s/ J. Michael Vess

By Rhonda R. Vess, President	By J. Michael Vess, as Managing Member

Vess Texas, LLC

J. Michael Vess
By J. Michael Vess, as Managing Member

COUNTERPART SIGNATURE PAGE
CONTRIBUTION AND EXCHANGE AGREEMENT

/s/ Will G. Price III By Will G. Price III

Price Properties, Inc. /s/ Will G. Price III By Will G. Price, III, as President

Price Production, Inc. /s/ Kristin Utz Price By Kristin Utz Price, as President

Price Energy Group, LP /s/ Kristin Utz Price By Kristin Utz Price, as Manager of Kristin, LLC, the General Partner

WGP, LC /s/ Kristin Utz Price By Kristin Utz Price, as Manager

PEG, LC /s/ Kristin Utz Price By Kristin Utz Price, as Manager

COUNTERPART SIGNATURE PAGE
CONTRIBUTION AND EXCHANGE AGREEMENT

TBIRD, LC
/s/ Kristin Utz Price
By Kristin Utz Price, as Manager

Spivey Acquisitions, LC
/s/ Kristin Utz Price
By Kristin Utz Price, as Manager

Price TX, LC
/s/ Kristin Utz Price
By Kristin Utz Price, as Manager

COUNTERPART SIGNATURE PAGE
CONTRIBUTION AND EXCHANGE AGREEMENT

/s/ L.D. Davis
By L.D. Davis

Davis Energy, LLC
/s/ L.D. Davis
By L.D. Davis, as Manager

COUNTERPART SIGNATURE PAGE
CONTRIBUTION AND EXCHANGE AGREEMENT

/s/ C.J. Lett, III
By C.J. Lett, III

Bison Energy, LLC
/s/ C.J. Lett, III
By C.J. Lett III, Managing Member

EXHIBIT A
New Partners
J. Michael Vess
Rhonda R. Vess Inc.
VAP-II, LLC
VAP-IV, LLC
Vesoco Latex, LLC
Vesoco LLC
Vess Energy Corporation
Vess Energy Group, LLC
Vess Exploration Company LLC
Vess Oil Company LLC
Vess Resources, LLC
Vess Texas, LLC
Will G. Price III
PEG, LC
Price Energy Group, LP
Price Production, Inc.
Price Properties, Inc.
Price TX, LC
Spivey Acquisitions, LC
TBIRD, LC
WGP, LC
L.D. Davis
Davis Energy, LLC
C.J. Lett, III
Bison Energy, LLC

Schedule
Showing Adjustments to Engineering Valuation